Exhibit 99.1

MAXIMUS Board Authorizes $100 Million Expansion of Share Repurchase Program

RESTON, Va.--(BUSINESS WIRE)--September 20, 2010--MAXIMUS, Inc. (NYSE: MMS) announced today that its Board of Directors has authorized a $100 million increase of its share repurchase program. The Board of Directors originally approved a $75 million share repurchase program in 2008, of which $22.3 million remained available at September 15, 2010. Under the authorization, the Company may also repurchase shares with the proceeds from stock option exercises. MAXIMUS will purchase shares opportunistically at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions. Repurchased shares will be held in treasury and used for general corporate purposes such as issuance under employee stock plans.

Richard A. Montoni, President and Chief Executive Officer of MAXIMUS, commented, “The Board, management and employees of MAXIMUS remain committed to returning excess capital to our shareholders through the expansion of our active share repurchase program. With a strong balance sheet and healthy cash flows, we are in an excellent position to significantly increase our authorization while maintaining the financial flexibility to invest in our business and pursue compelling acquisition opportunities.”

About MAXIMUS

MAXIMUS is a leading provider of government services worldwide and is devoted to providing health and human services program management and consulting services to its clients. The Company has more than 6,500 employees located in more than 220 offices in the United States, Canada, Australia, the United Kingdom, and Israel. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

CONTACT:
MAXIMUS, Inc.
Lisa Miles, 800-MAXIMUS x11637